SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

OMEGA HEALTHCARE INVESTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
VOTING SECURITIES
PROPOSAL 1 -- ELECTION OF DIRECTORS
COMPARISON OF CUMULATIVE TOTAL RETURN*
CERTAIN TRANSACTIONS

OMEGA HEALTHCARE INVESTORS, INC.

900 Victors Way, Suite 350

Ann Arbor, Michigan 48108
(734) 887-0200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2000

To the Shareholders:

      The Annual Meeting of Shareholders of Omega Healthcare Investors, Inc. will be held at the offices of the Company at 900 Victors Way, Suite 350, Ann Arbor, Michigan on Wednesday, May 3, 2000, at 11:00 a.m., for the following purposes:

1.	To elect three members of the Board of Directors;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The nominees for election as directors are James E. Eden, Thomas F. Franke and Bernard J. Korman, each of whom presently is serving as a director of the Company.

      The Board of Directors has fixed the close of business on February 29, 2000 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting or any adjournments thereof.

      We encourage you to attend the meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of directors as set forth in the attached Proxy Statement. Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the meeting, you may vote in person even if you previously have mailed a proxy card.

By order of the Board of Directors

SUSAN ALLENE KOVACH
Corporate Secretary

March 31, 2000

Ann Arbor, Michigan

OMEGA HEALTHCARE INVESTORS, INC.

900 Victors Way, Suite 350

Ann Arbor, Michigan 48108
(734) 887-0200

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 3, 2000

      The accompanying proxy is solicited by the Board of Directors of Omega Healthcare Investors, Inc. (the “Company”) to be voted at the Annual Meeting of Shareholders to be held May 3, 2000, and any adjournments of the meeting (the “Annual Meeting”). It is anticipated that this proxy material will be mailed on or about March 31, 2000 to shareholders of record on February 29, 2000.

      A copy of the Annual Report of the Company for the year ended December 31, 1999, including financial statements, is enclosed herewith. THE COMPANY WILL PROVIDE, WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO SUSAN ALLENE KOVACH, VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES.

      A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those named in the proxy.

VOTING SECURITIES

      The outstanding voting securities of the Company, as of February 29, 2000, consisted of 19,956,339 shares of common stock, par value $.10 per share (“Common Stock”). Each holder of record of Common Stock as of the close of business on February 29, 2000 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the Annual Meeting. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Pursuant to the Company’s Articles of Incorporation, the directors have been divided into three groups. At this year’s Annual Meeting, three directors will be elected in one group to hold office for a term of three years or, in each case, until their respective successors have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire or until their successors have been duly elected and qualified.

      The nominees for election to the three positions of director to be voted upon at this year’s annual meeting are James E. Eden, Thomas F. Franke and Bernard J. Korman. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Eden, Franke and Korman to hold office as directors for a term of three years each or until their respective successors have been duly elected and qualified. The affirmative vote of a majority of all votes cast at the Annual Meeting is required for the election of a director.

      If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies. In no event would the proxy be voted for more than three nominees.

      The following information relates to the nominees for election as directors of the Company and the other persons whose terms as directors continue after this meeting.

	Year First		Expiration
	Became a		of Term as
Directors	Director	Business Experience During Past 5 Years	Director

Essel W. Bailey (55)	1992	Mr. Bailey has been President and Chief Executive Officer of the Company since its formation in 1992 and Chairman of the Company since July 1995. Prior to forming Omega, Mr. Bailey was a Managing Director of Omega Capital, a healthcare investment partnership, from 1986 to 1992. Mr. Bailey currently is a Director, President and Chief Executive Officer of Omega Worldwide, Inc. (“Worldwide”), a NASDAQ listed company that provides investment advisory services and holds equity and debt interests in companies engaged in providing sale/leaseback financing to healthcare service providers throughout the world. He also is a director of Principal Healthcare Finance Limited (“Principal”), a company that finances healthcare facilities in the United Kingdom; and Principal Healthcare Finance Trust, an Australian unit trust that is wholly owned by Worldwide and that finances healthcare facilities in Australia. Mr. Bailey was formerly a director of Evergreen Healthcare, Inc., which was a NYSE listed company engaged in the operation of long-term healthcare facilities, and of Vitalink Pharmacy Services, Inc., a NYSE listed company operating institutional pharmacies serving the long-term care industry in the United States.	2002

Martha A. Darling (55)	1998	Ms. Darling is a graduate of Reed College and the Woodrow Wilson School at Princeton University. She currently serves as a consultant to non-profit organizations. She has worked in political economics and strategic planning and most recently was Senior Manager of the Commercial Airplane Group at The Boeing Company in Seattle, Washington, where she also served as Board Vice President of King County’s Harborview Medical Center. Her career has included roles in strategic planning for Seattle First National Bank, 3 1/2 years as Legislative Assistant to U.S. Senator Bill Bradley, with responsibility for the Finance Committee, and one year as a White House Fellow serving at the U.S. Department of Treasury as Executive Assistant to Secretary W. Michael Blumenthal.	2002

	Year First		Expiration
	Became a		of Term as
Directors	Director	Business Experience During Past 5 Years	Director

James E. Eden (62)	1993	Mr. Eden is President of Eden & Associates, Inc. which provides consulting and management oversight services to the senior housing and healthcare industries. He is also Chairman and principal owner of Senior Living Properties, LLC which owns 88 licensed nursing homes and assisted living facilities in Illinois and Texas, and serves as Chairman and Chief Executive Officer of Oakwood Living Centers, Inc., which owns seven licensed nursing homes in Massachusetts and Virginia. From 1976 to 1992, he held various positions in healthcare, ultimately serving as Executive Vice President of Marriott Corporation and General Manager of its Senior Living Services Division. Mr. Eden is also a director of United Vanguard Homes, the Alliance for Aging Research, Peak Medical Corporation, Hearthstone Assisted Living, and Omega Worldwide, Inc.	2000

Thomas F. Franke (70)	1992	Mr. Franke is Chairman and principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids and Ann Arbor, Michigan. He also is the principal owner of private healthcare firms operating in the United States and the United Kingdom and a private hotel firm in the United Kingdom. Mr. Franke is a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.	2000

Henry H. Greer (62)	1998	Mr. Greer was President and Chief Operating Officer of SEI Investments (NASDAQ:SEIC), a leading provider of software and processing services to bank trust departments and provider of mutual fund services to banks, insurance and investment firms, from 1990 to 1999, when he retired. Mr. Greer held senior management positions in leading financial services and technology companies for more than twenty-five years prior to joining SEI Investments, including positions at IBM and AutEx, a provider of financial and technology services to the brokerage and institutional investor community, where he was President and Chief Operating Officer. Mr. Greer is a director of SEI Investments and Astea International. Mr. Greer is a graduate of Dartmouth College.	2001

	Year First		Expiration
	Became a		of Term as
Directors	Director	Business Experience During Past 5 Years	Director

Harold J. Kloosterman (58)	1992	Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992. He is a director of Omega Worldwide, Inc. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has been a senior officer of LaSalle Partners, Inc., and in 1985 he formed Cambridge Partners, Inc., where he serves as President. At Cambridge, he has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area.	2002

Bernard J. Korman (68)	1993	Mr. Korman is Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, and Chairman of the Board of NutraMax Products, Inc., a public consumer healthcare products company. He formerly was President, Chief Executive Officer and Director of MEDIQ Incorporated (healthcare services) from 1977 to 1995. Mr. Korman also is a director of the following public companies: The New America High Income Fund (financial services), The Pep Boys, Inc. (auto supplies), Kranzco Realty Trust (real estate investment trust), and NutraMax Products, Inc. (consumer healthcare products) and Omega Worldwide, Inc.	2000

Edward Lowenthal (55)	1995	Mr. Lowenthal is President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP), a real estate merchant bank, and was President of the predecessor of Wellsford Residential Properties Trust since 1992. Mr. Lowenthal also serves as director of Corporate Renaissance Group, Inc., a mutual fund; Equity Residential Properties Trust; Great Lakes REIT; and Omega Worldwide, Inc.	2001

	Year First		Expiration
	Became a		of Term as
Directors	Director	Business Experience During Past 5 Years	Director

Robert L. Parker (65)	1992	Mr. Parker is a Consultant to, and formerly was Chairman of, the Company from March 1992 to 1995. He was a Managing Director of Omega Capital from 1986 to 1992. From 1972 through 1983, Mr. Parker was a senior officer of Beverly Enterprises, the largest operator of long-term care facilities in the United States. At the time of his retirement in 1983, Mr. Parker was Executive Vice President of Beverly Enterprises. Mr. Parker is a registered architect, and is licensed in California and Oklahoma. Mr. Parker served as a director of GranCare, Inc., a public company engaged in the operation of long-term care facilities from 1995 to 1997, and of Vitalink Pharmacy Services, Inc., a publicly traded institutional pharmacy, during 1997. Mr. Parker has served as director of Principal Healthcare Finance Limited since 1995 and of First National Bank of Bethany, Oklahoma and is Chairman of the Board of Directors of Omega Worldwide, Inc.	2001

PRINCIPAL SHAREHOLDERS

      The Company believes that, at February 29, 2000, the following owned beneficially more than 5% of the outstanding shares of the Company’s Common Stock:

	Number of
	Shares of
	Common Stock
	Beneficially	Percent
Beneficial Owner	Owned	of Class

Merrill Lynch & Co., Inc. (On behalf of Merrill Lynch Asset Management Group)	1,136,750	5.42%
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 29, 2000 (i) by each of the Company’s directors and executive officers and (ii) by all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Number of
	Shares of
	Common Stock
	Beneficially		Percent
Beneficial Owner	Owned		of Class

Essel W. Bailey, Jr.	353,122	(1)(2)	1.77%

James P. Flaherty	13,903	(3)	*

F. Scott Kellman	57,516	(4)	0.29%

Susan A. Kovach	23,506	(5)	0.12%

Laurence D. Rich	21,874	(6)	.11%

David A. Stover	81,128	(7)(8)	0.41%

Martha A. Darling	4,566	(9)	*

James E. Eden	14,501	(10)	*

Thomas F. Franke	48,276	(10)(11)	0.24%

Henry H. Greer	900	(15)	*

Harold J. Kloosterman	48,226	(10)(12)	0.24%

Bernard J. Korman	325,500	(15)	1.63%

Edward Lowenthal	11,299	(13)	*

Robert L. Parker	97,025	(14)	0.49%

Directors and executive officers as a group (14 persons)	1,101,342		5.51%

*  Less than 0.10%

The business address of all the above persons is 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108.

(1)	Includes shares owned jointly by Mr. Bailey and his wife, plus 7,755 shares held solely in Mrs. Bailey’s name. Mr. Bailey disclaims any beneficial interest in the shares held solely by Mrs. Bailey.

(2)	Includes stock options that are currently exercisable within 60 days to acquire 31,667 shares, and 75,539 unvested shares of Restricted Stock, of which 63,321 shares, 8,516 shares, 2,327 shares and 1,375 shares were granted in February of 2000, January of 2000, January of 1999, and December of 1997, respectively.

(3)	Includes 3,030 unvested shares of Restricted Stock, of which 1,380 shares and 1,650 shares were granted in January of 1999 and December of 1997, respectively.

(4)	Includes 44,412 unvested shares of Restricted Stock, of which 35,258 shares, 7,097 shares, 1,294 shares and 763 shares were granted in February 2000, January 2000, January 1999, and December 1997, respectively.

(5)	Includes 22,577 unvested shares of Restricted Stock of which 18,708 shares, 3,355 shares and 514 shares were granted in February 2000, January 2000 and January 1999 respectively.

(6)	Includes 21,247 unvested shares of Restricted Stock, of which 17,269 shares, 3,548 shares and 430 shares were granted in February 2000, January 2000, and January 1999, respectively.

(7)	Includes shares owned jointly by Mr. Stover and his wife, plus 931 shares held solely in Mrs. Stover’s name.

(8)	Includes 39,862 unvested shares of Restricted Stock, of which 31,444 shares, 6,129 shares, 1,464 shares and 825 shares were granted in February 2000, January 2000, January 1999, and December 1997, respectively.

(9)	Includes stock options that currently are exercisable within 60 days to acquire 3,666 shares and 300 unvested shares of Restricted Stock granted in January 2000.

(10)	Includes stock options that currently are exercisable within 60 days to acquire 1,001 shares and 300 unvested shares of Restricted Stock granted in January 2000.

(11)	Includes 34,675 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a Member.

(12)	Includes shares owned jointly by Mr. Kloosterman and his wife, and 23,269 shares held solely in Mrs. Kloosterman’s name.

(13)	Includes 1,000 shares held in a private profit sharing plan for the benefit of Mr. Lowenthal and 300 unvested shares of Restricted Stock granted in January 2000.

(14)	Includes 3,393 shares owned by a private pension plan for Mr. Parker’s benefit and 3,000 shares owned by a trust of which Mr. Parker is sole trustee. Also includes stock options that currently are exercisable within 60 days to acquire 1,001 shares and 300 unvested shares of Restricted Stock granted in January 2000.

(15)	Includes 300 unvested shares of Restricted Stock granted in January 2000.

DIRECTORS AND OFFICERS OF THE COMPANY

Board of Directors and Committees of the Board

      The Board of Directors held 11 meetings during 1999. The Board of Directors has an Audit Committee, consisting of Messrs. Korman and Kloosterman and Ms. Darling, a Compensation Committee, consisting of Messrs. Franke, Eden and Greer, a Nominating Committee, consisting of Messrs. Bailey, Lowenthal and Parker, and an Independent Directors Committee, consisting of Ms. Darling and Mr. Greer.

      The Audit Committee, which met three times in 1999, selects the Company’s independent accountants, approves the compensation to be paid to such accountants and reports to the Board concerning the scope of audit procedures.

      The Compensation Committee met twice during 1999 and has responsibility for the compensation of the Company’s key management personnel and administration of the Company’s Amended and Restated Stock Option and Restricted Stock Plan and the Company’s 1993 Deferred Compensation Plan.

      The Nominating Committee, which did not meet during 1999, reviews suggestions of candidates for director made by directors, shareholders, management and others, and makes recommendations to the Board of Directors regarding the composition of the Board of Directors and nomination of individual candidates for election to the Board of Directors. Suggestions by shareholders for candidates should be submitted in writing to the office of the President, Omega Healthcare Investors, Inc., 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108.

      The Independent Directors Committee, which met four times during 1999, has responsibility for passing upon those issues with respect to which a conflict may exist between the Company and Omega Worldwide, Inc., including issues with respect to the Opportunity Agreement between them and the allocation of costs between the Company and Worldwide pursuant to the Services Agreement between them.

Compensation Committee Report

      The Compensation Committee (the “Committee”) is composed of outside directors who have never served as officers of the Company. The Committee administers the Company’s Amended and Restated Stock Option and Restricted Stock Plan, and 1993 Deferred Compensation Plan, and has responsibility for other incentive and benefit plans. The Committee determines the compensation of the Company’s executive officers and reviews with the Board of Directors all aspects of compensation for the Company’s executive officers.

      The policy of the Company and the guidelines followed by the Committee provide that compensation to the Company’s executive officers should achieve the following objectives:

1)	Assist the Company in attracting and retaining talented and well-qualified executives.

2)	Reward performance and initiative.

3)	Be competitive with other healthcare real estate investment trusts.

4)	Be significantly related to accomplishments and the Company’s short-term and long-term successes, particularly measured in terms of growth in Funds from Operations.

5)	Encourage executives to achieve meaningful levels of ownership of the Company’s stock.

      The Company’s compensation practices embody the principle that annual bonuses should be based primarily on achieving Company objectives that enhance long-term shareholder value, and that meaningful stock ownership by management, including participation in various benefit plans providing for stock options, restricted stock and retirement, is desirable in aligning shareholder and management interests.

      The Company’s approach to base compensation levels is to offer competitive salaries in comparison with prevailing market practices. The Committee annually examines market compensation levels and trends. Additionally, for this purpose, the Committee also considers the pool of executives who currently are employed in similar positions in public companies, with emphasis on salaries paid by real estate investment trusts.

      The Committee evaluates executive officer salary decisions in connection with an annual review and input from the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent. The Committee views work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

      For executives other than the Chief Executive Officer, the Committee gives consideration to both overall Company performance and the performance of the specific areas of the Company under the incumbent’s direct control. This balance supports the accomplishment of overall objectives and rewards individual contributions by executive officers. Individual annual bonuses for each named executive are consistent with market practices for positions with comparable decision-making responsibilities.

      In determining the compensation of the Company’s Chief Executive Officer, as well as the other Executive Officers, the Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and the composition of compensation. While the Committee considers such performance measures as growth in assets, market capitalization, dividends, earnings and funds from operations, the Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also values the importance of achievements that may be difficult to quantify and recognizes such qualitative factors.

      The compensation for Essel W. Bailey, Jr., the Company’s Chief Executive Officer, was established at $440,000 in January 1999, and a cash bonus for 1999 performance of $66,000 was awarded in January 2000. In addition, in January 2000 Mr. Bailey was granted 8,516 shares of restricted stock under the Company’s Amended and Restated Stock Option and Restricted Stock Plan. The award vests one-half in July 2000 and one-half in January 2001.

      Mr. Bailey’s base salary and bonus were established in light of his duties and the scope of his responsibilities in the context of the policies and guidelines enumerated above. In the Committee’s evaluation of total compensation for Mr. Bailey, it gives appropriate weight to his leadership in the growth of the Company’s assets, in obtaining financing for that growth, and in accomplishing the Company’s short-term and long-term objectives.

Compensation Committee of the Board

Thomas F. Franke, Chairman
James E. Eden
Henry H. Greer

Compensation of Directors

      The Company pays each non-employee director a fee of $20,000 per year for services as a director, plus $1,500 for services as a Committee Chairperson and $500 for attendance at a meeting of the Board of Directors, or any Committee thereof. In addition, the Company reimburses the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.

      Mr. Parker, who formerly served as Chairman of the Board, provided consulting services to the Company in 1999 in addition to his service as a director. In his capacity as senior advisor for the Company, Mr. Parker received $3,000 monthly.

      Directors are eligible to participate in the Company’s Amended and Restated Stock Option and Restricted Stock Plan. Each non-employee director was awarded options with respect to 10,000 shares at the date the Plan was adopted or on his or her subsequent election as a director of the Company, and each non-employee director is to be granted an additional option grant with respect to 1,000 shares on or after each anniversary of the initial grant. All grants have been and are to be at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of the grant. Non-employee director options vest one third after each year for three years. Each non-employee director also is awarded annually 300 shares of restricted stock, with each such grant of restricted stock shares vesting six months after the date of grant.

      In addition, a borrowing program was adopted to enable directors and employees to borrow funds from the Company with which to purchase shares of the Company’s common stock pursuant to the exercise of stock options. See “Certain Transactions,” below, for a more complete description of the borrowing program.

Compensation of Executive Officers

      The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the compensation for services in all capacities to the Company of those persons who were at December 31, 1999 (i) the chief executive officer and (ii) the other executive officers of the Company whose total 1999 salary and bonus exceeded $100,000.

				Other	Restricted	Securities	All
				Annual	Stock	Underlying	LTIP	Other
Name and				Compensation	Award(s)	Options/	Payouts	Compensation
Principal Position	Year	Salary($)	Bonus($)	($)(1)	($)	SARs(#)	($)	($)(2)

Essel W. Bailey, Jr.	1999	440,000	66,000	—	185,897(3)	50,000	—	(85,229)
Chairman, President	1998	420,000	75,000	—	152,865(3)	—	—	252,043
and CEO	1997	400,000	60,000	—	139,027(3)	105,000	—	109,272

F. Scott Kellman	1999	245,000	55,000	—	122,140(4)	27,500	—	(19,559)
Chief Operating	1998	236,000	65,000	—	102,311(4)	—	—	37,092
Officer	1997	220,000	35,000	—	82,701(4)	62,500	—	65,375

Susan A. Kovach	1999	130,000	26,000	—	20,793(5)	17,500	—	9,385
Vice President,	1998	120,000	15,000	—	7,788(5)	—	—	1,800
Secretary and General Counsel	1997	10,000	—	—	—	20,000	—	—

Laurence D. Rich	1999	120,000	27,500	—	13,749(6)	15,000	—	9,330
Vice President of Acquisitions

David S. Stover	1999	218,500	47,500	—	113,098(7)	27,500	—	9,644
Vice President and	1998	210,000	55,000	—	90,944(7)	—	—	30,910
Chief Financial Officer	1997	195,000	30,000	—	68,817(7)	62,500	—	50,941

(1)	“Other Annual Compensation” includes the aggregate of perquisites and other personal benefits, securities or properties that exceed 10% of salary and bonus of each named executive.

(2)	Consists of Company contributions to its 401(k) Profit-Sharing Plan and provisions for each participant (or reversal of prior year provisions) under the Company’s 1993 Deferred Compensation Plan, except as follows: with respect to Mr. Bailey, such amount includes $219,525 for 1998 from the settlement of the Directors’ Retirement Plan in 1998; with respect to Mr. Kellman, such amount includes a payment in 1999 of $8,036 in consideration of acceleration of certain options (see “Certain Transactions”); with respect to Ms. Kovach, such amount includes a payment in 1999 of $3,325 in consideration of acceleration of certain options; with respect to Mr. Rich, such amount includes a payment in 1999 of $2,700 in consideration of acceleration of certain options; and with respect to Mr. Stover, such amount includes a payment in 1999 of $7,562 in consideration of acceleration of certain options.

(3)	On January 31, 2000, January 4, 1999 and December 19, 1997, Mr. Bailey was awarded 8,516 shares, 4,655 shares, and 5,500 shares, respectively, of restricted common stock of the Company. The fair value of each award, based on the market prices of the common stock at the date of award, was $66,000, $140,500, and $203,500 for the awards with respect to 2000, 1999, and 1997, respectively. With respect to the 2000 grant, one-half of the shares are to be released 180 days following the grant date, with the balance to be released on the anniversary of the grant. With respect to the 1999 and 1997 grants, one-quarter of the shares were released 180 days following the grant date, with the balance to be released 25% per year on the anniversary of the grant in each of the following three years. Pursuant to the Plan, the recipient receives dividends on unvested shares. The number of unreleased shares and value of Mr. Bailey’s restricted stock awards as of the end of last year were 6,948 shares and $88,153, of which 3,246 shares were released in January 2000.

(4)	On January 31, 2000, January 4, 1999 and December 19, 1997, Mr. Kellman was awarded 7,097 shares, 2,590 shares, and 3,050 shares, respectively, of restricted common stock of the Company. The fair value of each award, based on the market prices of the common stock at the date of award, was $55,000, $78,200, and $112,850 for the awards with respect to 2000, 1999, and 1997, respectively. With respect to the 2000 grant, one-half of the shares are to be released 180 days following the grant date, with the balance to be released on the anniversary of the grant. With respect to the 1999 and 1997 grants, one-quarter of the shares were released 180 days following the grant date, with the balance to be released 25% per year on the anniversary of the grant in each of the following three years. Pursuant to the Plan, the recipient receives dividends on unvested shares. The number of shares and value of Mr. Kellman’s restricted stock awards as of the end of last year were 4,223 shares and $53,579 of which 2,166 shares were released in January 2000.

(5)	On January 31, 2000 and January 4, 1999, Ms. Kovach was awarded 3,355 shares and 1,030 shares, respectively, of restricted common stock of the Company. The fair value of each award, based on the market prices of common stock at the date of the award, was $26,000 and $31,100 for the awards with respect to 2000 and 1999, respectively. With respect to the 2000 grant, one-half of the shares are to be released 180 days following the grant date, with the balance to be released on the anniversary of the grant. With respect to the 1999 grant, one-quarter of the shares were released 180 days following the grant date, with the balance to be released 25% per year on the anniversary of the grant in each of the following three years. Pursuant to the Plan, the recipient receives dividends on unvested shares. The number of unreleased shares and value of Ms. Kovach’s restricted stock awards at the end of last year were 772 shares and $9,795, of which 258 shares were released in January 2000.

(6)	On January 31, 2000 Mr. Rich was awarded 3,548 shares of restricted common stock of the Company. The fair value of the award, based on the market price of common stock on the date of the award, was $27,500. With respect to this grant, one-half of the shares are to be released 180 days following the grant date, with the balance to be released on the anniversary of the grant. Pursuant to the Plan, the recipient receives dividends on unvested shares. The number of unreleased shares and value of Mr. Rich’s restricted stock awards at the end of last year were 646 shares and $8,196 from a 1999 grant awarded before Mr. Rich became an officer, of which 216 shares were released in January 2000.

(7)	On January 31, 2000, January 4, 1999 and December 19, 1997, Mr. Stover was awarded 6,129 shares, 2,930 shares, and 3,300 shares, respectively, of restricted common stock of the Company. The fair value of each award, based on the market prices of the common stock at the date of award, was $47,500, $88,400, and $122,100, for the award in 2000, 1999, and 1997, respectively. With respect to the 2000 grant, one-half of the shares are to be released 180 days following the grant date, with the balance to be released on the anniversary of the grant. With respect to the 1999 and 1997 grants, one-quarter of the shares were released 180 days following the grant date, with the balance to be released 25% per year on the anniversary of the grant in each of the following three years. Pursuant to the Plan, the recipient receives dividends on unvested shares. The number of shares and value of Mr. Stover’s restricted stock awards as of the end of last year were 4,209 shares and $53,402, of which 1,920 shares were released in January 2000.

Options/ SAR Grants in Last Fiscal Year

      The following table sets forth certain information concerning options/ SARs granted during 1999 to the named executive.

	Individual Grants(1)				Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options/SARs	Exercise		Price Appreciation for		Grant
	Underlying	Granted to	or Base				Date
	Options/SAR	Employees in	Price	Expiration	Option Term		Present
Name	Granted	Fiscal Year	($/Share)	Date(2)	5%($)(3)	10%($)(3)	Value($)(4)

Essel W. Bailey, Jr	50,000	19.34%	30.188	1/4/09	1,063,886	2,771,067	N/A

(1)	During 1999, the Company offered certain holders of options the opportunity to accelerate the expiration date of options in consideration of a cash payment of 11 cents per share for the 1999 grant. Options that were granted during 1999 to officers and were canceled pursuant to this arrangement are as follows: Mr. Stover 27,500 shares, Mr. Kellman 27,500 shares, Mr. Flaherty 22,500 shares, Ms. Kovach 17,500 shares, and Mr. Rich 15,000 shares. See “Certain Transactions.”

(2)	Incentive stock options expire 10 years from the date of grant (January 4, 2009), while non-qualified options expire 11 years after date of grant (January 4, 2010).

(3)	The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company’s stock increasing, at the expiration date of the options, to $49.18 and $51.63 for the incentive stock and non-qualified stock, respectively, and $78.30 and $86.13 for the incentive stock and non-qualified stock, respectively.

(4)	The Company does not elect to provide grant date present value as an alternative to disclosing potential realizable value.

Aggregated Options/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

      The following table summarizes options and SARs exercised during 1999 and presents the value of unexercised options and SARs held by the named executives at Year-End:

			Number of Securities		In-the-Money
			Underlying Unexercised		Options/SARs
	Shares		Options/SARs at		at Fiscal
	Acquired on	Value	Fiscal Year-End(#)		Year-End($)
	Exercise	Realized	Unexercisable(U)		Unexercisable(U)
Name	(#)	($)	Exercisable(E)		Exercisable(E)

Essel W. Bailey, Jr	-0-	-0-	85,000	(U)	0	(U)
			128,720	(E)	0	(E)

F. Scott Kellman	-0-	-0-	0	(U)	0	(U)
			27,880	(E)	0	(E)

David A. Stover	-0-	-0-	0	(U)	0	(U)
			15,936	(E)	0	(E)

Long-Term Incentive Plan

      For the period from August 14, 1992 (date of commencement of operations of the Company) through December 31, 1999, the company had no long-term incentive plans.

Defined Benefit or Actuarial Plan

      For the period from August 14, 1992 (date of commencement of operations of the Company) through December 31, 1999, the Company had no pension plans.

COMPARISON OF CUMULATIVE TOTAL RETURN*

Among:	Omega Healthcare Investors, Inc.

All REIT Index**
S&P 500 Index

LINE GRAPH

	OHI INDEX	ALL REITs	S&P INDEX

12/31/95	100	100	100
3/31/96	137	103	105
6/30/96	135	107	110
9/30/96	151	114	113
12/31/96	173	136	123
3/31/97	166	136	126
6/30/97	177	144	148
9/30/97	200	160	159
12/31/97	220	161	164
3/31/98	238	160	187
6/30/98	218	153	193
9/30/98	208	136	174
12/31/98	196	131	211
3/31/99	154	124	221
6/30/99	177	137	237
9/30/99	149	125	222
12/31/99	94	123	255

*	Total return assumes reinvestment of dividends.

**	The All REIT Index is published by National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), Washington, D.C. It is comprised of all REITs traded on the New York Stock Exchange, the American Stock Exchange and NASDAQ National Market System. A list of those REITs is available by request to the Company or NAREIT.

      THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

      THE REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS ABOVE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

CERTAIN TRANSACTIONS

      The Company leases 5,823 square feet of office space at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103, from Circle Partners, a general partnership whose general partners are Essel W. Bailey, Jr., President and Chief Executive Officer of the Company, and Thomas F. Franke, a director of the Company. During 1998, the Company moved its principal executive offices to 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108 and entered into a sublease agreement with respect to 1,900 square feet of the Eisenhower space on December 14, 1998. The Company entered into a second sublease agreement with respect to an additional 3,000 square feet of the Eisenhower space in July, 1999. The current lease expires, concurrently with the expiration of the subleases, on October 31, 2000. Rent payments totaling $104,057 were made to Circle Partners in 1999. Current annual rent income on the subleases is $78,611.

      In November, 1997 the Company formed Omega Worldwide, Inc., a company which, among other things, furnishes asset management services and management advisory services to firms extending financing to providers of healthcare services, particularly healthcare services to the elderly, throughout the world. On April 2, 1998, the Company contributed substantially all of its investment in Principal Healthcare Finance Limited (“Principal”) to Worldwide in exchange for 8,500,000 shares of Worldwide Common Stock and

260,000 shares of Series B preferred stock. Of the 8,500,000 shares of Worldwide received by the Company, approximately 5,200,000 were distributed on April 2, 1998 to the shareholders of the Company on the basis of one Worldwide share for every 3.77 common shares of the Company held by shareholders of the Company on February 1, 1998. Of the remaining 3,300,000 shares of Worldwide received by the Company, 2,300,000 shares were sold by the Company on April 3, 1998 for net proceeds of approximately $16,250,000 in a secondary offering pursuant to a registration statement of Worldwide. The market value of the distribution to shareholders approximated $39 million or $1.99 per share.

      The Company and Worldwide have entered into an Opportunity Agreement to provide each other with rights to participate in certain transactions and make certain investments. The Opportunity Agreement provides, subject to certain terms, that, regardless of whether the following kinds of investments (each a “REIT Opportunity”) first come to the attention of the Company or Worldwide, the Company will have the right to: make any investment within the United States (a) in real estate, real estate mortgages, real estate derivatives or entities that invest exclusively in or have a substantial portion of their assets in any of the foregoing, so long as the Company’s REIT status would not be jeopardized by the investment; and (b) that, if made by a REIT, would not result in the termination of the REIT’s status as a REIT under Sections 856 through 860 of the Internal Revenue Code (“Code”). However, Worldwide will have the right, regardless of whether the following kinds of investments (each a “Worldwide Opportunity”) first come to the attention of the Company or Worldwide, to: (a) provide advisory services and/or management services to any healthcare investors, wherever located; (b) acquire or make debt and/or equity investments (through a joint venture or otherwise) in any healthcare investor or in healthcare real estate-related assets outside the United States: (c) make investments in any entity conducting healthcare operations; and (d) make any other real estate, finance or other investments not customarily undertaken by a qualified REIT. If Worldwide declines to pursue a Worldwide Opportunity, it must offer that opportunity to the Company, and if the Company declines to pursue a REIT Opportunity, it must offer that opportunity to Worldwide. Each of the Company and Worldwide may participate, in its discretion, in any REIT Opportunity or Worldwide Opportunity that the other requests be pursued jointly. The terms upon which each of the Company and Worldwide elect to participate in such an opportunity will be negotiated in good faith and must be mutually acceptable to the respective boards of directors of the Company and Worldwide, with the affirmative votes of the independent directors of the boards of directors of the Company and Worldwide. Each of the Company and Worldwide has agreed to notify the other of and make available to the other investment opportunities developed by such party or of which such party becomes aware but is unable or unwilling to pursue. The Opportunity Agreement has a term of ten years and automatically renews for successive five-year terms unless terminated. In response to an opportunity offered to the Company by Worldwide, the Company acquired the equivalent of up to 9.9% of the common shares of Principal Healthcare Finance Trust (“the Trust”), an Australian unit trust, which owns 40 nursing home facilities and 475 assisted living units in New South Wales.

      The Company and Worldwide have entered into a Services Agreement pursuant to which the Company provides shared management and other employees, office space and administrative services to Worldwide. Worldwide reimburses the Company quarterly for a portion of the Company’s overhead expenses such as rent, compensation and utilities, based on a formula determined by dividing the value of the assets managed by Worldwide at the end of each fiscal quarter by the sum of the value of the assets of Worldwide and assets managed by the Company at the end of each fiscal quarter. During the year ended December 31, 1999, indirect costs allocated to Worldwide under the Services Agreement totaled $754,000.

      The Company has invested approximately $1,615,000 in Principal Healthcare Finance Limited (“Principal”) as of December 31, 1999. As of that date, Principal owns and leases 235 nursing homes in the British Isles. Essel W. Bailey, Jr., Chairman, President and Chief Executive Officer of the Company, and Company directors Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman and Robert L. Parker, have invested in the aggregate, directly or indirectly, $2,170,000 in Principal.

      On January 14, 1998, the Board of Directors adopted a program (the “Borrowing Program”) pursuant to which the Company has agreed to lend funds to employees and directors to enable them to purchase the Company’s common stock through the exercise of stock options. The goal of the Borrowing Program is to increase ownership of the Company’s common stock by employees and directors, and, as a result, to foster a proprietary feeling among employees and directors and to further align the interests of employees and directors with those of the Company’s other shareholders. The maximum amount that an employee may borrow under the Borrowing Program depends upon the employee’s salary level, with the maximum loan amount for employees at the lower end of the salary range being $20,000, and the maximum loan amount for employees at the upper end of the salary range being $300,000. The maximum loan amount for directors is $300,000. Each loan bears interest at the Company’s borrowing cost, as determined by the Company’s management in its sole discretion. Interest is payable quarterly, and all principal and accrued and unpaid interest is due five years from the date of the loan. Upon receipt by an employee of a cash bonus from the Company, the employee is obligated to make a principal reduction payment equal to 10% of the amount of the net cash bonus. The loans are secured by pledges of the stock purchased with the proceeds of the loans. The Board of Directors has amended the Borrowing Program to provide that, upon the occurrence of a change in control, employees who are not directors are permitted to repay the balance of loans made prior to March 20, 2000 in full prior to December 31, 2000 by tendering their pledged shares of Company stock. In such case, the loan will be deemed satisfied regardless of whether the pledged shares have a market value less than the outstanding loan balance. If an employee does not want to surrender the Company stock, the loan may continue. In that case, during the repayment period, the employee may prepay the outstanding loan balance by tendering shares of Company stock with a market value equal to the outstanding loan balance. As long as a loan is not in default, the borrower may vote the shares purchased and is entitled to receive all dividends paid on the shares. At December 31, 1999, the following loans were outstanding to executive officers and non-employee directors:

Name of Director
or Executive Officer	Amount Borrowed

Essel W. Bailey, Jr.	$195,707

James E. Eden	$262,587

James P. Flaherty	$262,632

Thomas F. Franke	$262,587

Harold J. Kloosterman	$262,587

Bernard J. Korman	$300,000

Edward Lowenthal	$187,472

Robert L. Parker	$299,955

David A. Stover	$296,847

      The aggregate outstanding principal balance of loans made under the Borrowing Program to employees who are not directors or executive officers is $168,963. On December 1, 1999, as payment in full for his promissory note in the amount of $296,189 executed under the Borrowing Program, F. Scott Kellman, the Company’s Chief Operating Officer, tendered to the Company 18,157 shares of common stock in the Company.

      The Board of Directors has approved amended and restated Change of Control Agreements between the Company and its executive officers. Each Change of Control Agreement provides that the Company will pay to the applicable executive officer as a termination payment a lump sum amount equal to three times (five times solely as to Mr. Bailey) the executive officer’s total annual compensation (salary, cash bonus, and value of restricted stock grant, whether or not vested) for the most recent year if a change of control of the Company occurs and within three (3) years after the change of control either (i) the Company terminates, without cause, the employment of an executive officer who, at the time of the change of control, has been employed by the Company for at least two years, or (ii) the executive officer who has been employed by the Company for at least two years at the time of the change in control terminates his or her employment for good reason. “Good reason” is defined to include diminution in the officer’s position or duties, reduction in compensation or benefits, relocation of the Company’s headquarters or the officer’s place of employment to more than fifty miles away, or the expiration of 180 days following the occurrence of a change in control. For three years following such termination of employment, an executive officer also will be entitled to other employee benefits substantially similar to those in effect at the time of the executive officer’s termination. In addition, the agreements provide that if any of the payments or benefits received by the officer pursuant to the Change of Control Agreement or pursuant to any other arrangement with the Company are “parachute payments” that are subject to an excise tax, the Company will pay the officer such additional amount as is necessary to put the officer in the same after-tax position as if no excise tax were imposed. In the event of a dispute regarding the Change of Control Agreement, the Company is required to pay the officer’s costs of litigation.

      The Board of Directors has approved an amendment to the Company’s 1993 Amended and Restated Stock Option and Restricted Stock Plan. The amendment provides for immediate vesting of all stock options and restricted stock (except for certain grants that vest based on the performance of the Company’s common stock price) upon the occurrence of a change in control. The amendment also clarifies that the Compensation Committee may accelerate the vesting of stock options or restricted stock if a participant’s employment is terminated.

      On December 30, 1998, the Company made a $6,000,000 loan to Oakwood Living Centers of Massachusetts, Inc., an affiliate of Oakwood Living Centers, Inc., of which James E. Eden, a director of the Company, also is Chairman and Chief Executive Officer. The loan is secured by a second mortgage lien on six skilled nursing facilities located in Massachusetts, bears interest at 14% per annum and currently is past due. The Company believes that the loan is adequately secured and is evaluating its remedies.

      On December 2, 1999, the Company accelerated the expiration of stock options previously granted to certain officers and employees upon payment of amounts determined by the Compensation Committee to be appropriate based upon utilization of the Black-Scholes methodology of valuing stock options. The Company paid a total of $38,000 to twenty-two employees who were holders of options for 431,830 shares, including the following amounts paid to certain executive officers in connection therewith:

	No. of Options
	Accelerated and
Executive Officer	Canceled	Payment

James P. Flaherty	74,167	$6,408

F. Scott Kellman	88,963	$8,036

Susan A. Kovach	37,500	$3,325

Laurence D. Rich	30,000	$2,700

David A. Stover	84,653	$7,562

      In connection with the 1994 relocation of F. Scott Kellman, Chief Operating Officer, from the Philadelphia metropolitan area to Ann Arbor, Michigan, the Company loaned him $220,000 to enable him to purchase a home in Ann Arbor, all of which has been repaid except $62,000. The loan is secured by a lien on Mr. Kellman’s residence, and bears interest at 7.05% per annum. Interest is payable monthly, and principal installments are payable annually.

      Finally, in connection with the Company’s acquisition of facilities operated by Raintree Healthcare Corporation prior to its February 29, 2000 bankruptcy filing, the Company created a special purpose acquisition subsidiary, in which the Company acquired only preferred stock. Mr. Bailey contributed $22,500 to the subsidiary, in exchange for which he received all of the common and voting shares in the subsidiary.

RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young LLP audited the Company’s financial statements for each of the years ended December 31, 1997, 1998 and 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders at the Annual Meeting.

SHAREHOLDERS PROPOSALS

      November 6, 2000 is the date by which proposals of shareholders intended to be presented at the Annual Meeting of Shareholders, held on or about April 17, 2001, must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

      The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally and by telephone, telex or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged Georgeson & Company Inc. to solicit proxies for a fee not to exceed $7,500 plus out-of-pocket expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Edward Lowenthal’s Form 4 for the month of August, 1999 was required to be filed by September 10, 1999 and was filed on November 9, 1999.

OTHER MATTERS

      The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

ESSEL W. BAILEY, JR.
President and Chief Executive Officer

March 31, 2000

Ann Arbor, Michigan

OMEGA HEALTHCARE INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints Susan Allene Kovach and David A. Stover and each of them, as proxies, each with the power to appoint his or her substitute to represent and to vote as designated below, all the shares of Common Stock of Omega Healthcare Investors, Inc. held of record by the undersigned on February 29, 2000 at the Annual Meeting of Stockholders to be held on May 3, 2000 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR the election of the directors named in the Proxy Statement.

If any nominee named above declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

(Continued, and to be marked, dated and signed, on the other side)

SEE REVERSE
SIDE

- FOLD AND DETACH HERE -

/x/ (Please mark your
votes as in this
example.

The Directors recommend a vote FOR Proposals 1 and 2.

		FOR	WITHHELD	Nominees:

1.	Election of Directors	/ /	/ /	James E. Eden Thomas F. Franke Bernard J. Korman

[INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.]

NOTE: Please sign exactly as
name appears on this Proxy. When
shares are held by joint
tenants, both should sign. When
signing as attorney, executor,
administrator, trustee or
guardian, please give full title
as such. If a corporation,
please sign in full corporate
name by President or other
authorized officer. If a
partnership, please sign in
partnership name by authorized
person.

Please check the box if you plan to attend the Annual Meeting in person. / /

SIGNATURE(S)	DATE

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy will not be used if you attend the meeting in person and so request.

- FOLD AND DETACH HERE -